EXHIBIT 99.1

StanCorp Financial Group, Inc. Completes Acquisition of TIAA’s Group Life and Disability Insurance Business

PORTLAND, Ore. — October 1, 2002 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that its primary insurance subsidiary, Standard Insurance Company, has completed the acquisition of the group life and disability insurance business of Teachers Insurance and Annuity Association of America. The acquisition, announced in May, was accomplished through a reinsurance transaction and required regulatory approval from the New York Insurance Department. The regulatory approval was received on September 30, 2002. The purchase price was $75 million.

“This acquisition further strengthens our market position and geographic diversity in group disability and life insurance,” said Eric Parsons, president and chief operating officer. “TIAA has a well-earned reputation for outstanding customer service in the education and research institution market. We are similarly dedicated to superior service and look forward to serving our new customers.”

The acquired business includes 1,800 group insurance contracts representing 650,000 insured lives and last year generated about $180 million in premiums. In 2001, StanCorp reported total premiums of about $1.2 billion, primarily from group long term disability and life insurance.

In addition to the $75 million purchase price, StanCorp contributed approximately $130 million of capital to Standard Insurance Company to maintain targeted capitalization. StanCorp funded the purchase price and capital contribution with long-term debt.

StanCorp anticipates that the transaction will add $0.15 to $0.20 per share to earnings in 2003.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance, with more than 32,000 group insurance policies inforce covering more than 5.6 million employees, as of June 30, 2002. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Corporate Information
Kira Higgs
Telephone: (503) 321-6418
E-mail: khiggs@standard.com

Investor Relations and Financial Media
Scott Hibbs
Telephone: (503) 321-7529
E-mail: shibbs@standard.com

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